EXHIBIT 10.13

FEDERAL HOME LOAN BANK OF DES MOINES

FOURTH AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN

Effective July 1, 2014

(Revised July 18, 2014)

FEDERAL HOME LOAN BANK OF DES MOINES
BENEFIT EQUALIZATION PLAN

FEDERAL HOME LOAN BANK OF DES MOINES

BENEFIT EQUALIZATION PLAN

Effective January 1, 1994, the FEDERAL HOME LOAN BANK OF DES MOINES (the “Bank”) established a Benefit Equalization Plan (the “Plan”) for its eligible employees. The Plan was restated on May 23, 2002, on December 11, 2003, on January 1, 2009, and on July 1, 2014, when the Fourth Amended and Restated Benefit Equalization Plan became effective. Upon approval of the Bank’s Board of Directors, eligibility criteria have been changed to include new Eligible Officers. Those eligibility criteria changes are reflected in this Fourth Amended and Restated Benefit Equalization Plan document. On and after the Effective Date set forth herein, this document shall supersede all previous Benefit Equalization Plan documents, and all questions regarding Plan eligibility, administration and benefits shall be decided pursuant to the provisions of this document. Notwithstanding the foregoing, the changes made in this document shall be prospective only and shall not affect any amount deferred prior to July 1, 2014.

INTRODUCTION

The purposes of this Benefit Equalization Plan are (a) to provide to certain employees of the Bank the benefits which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”), but for the limitations placed on benefits for such employees by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, (b) to allow certain employees of the Bank the opportunity to defer payment of portions of their Base Salary and annual Incentive Compensation, which opportunity shall exist simultaneously with the opportunity to participate in the Financial Institutions Thrift Plan and (c) to allow non-employee members of the Bank’s Board of Directors the opportunity to defer payment of their directors’ fees.

This Plan is intended to constitute a nonqualified unfunded deferred compensation plan for a select group of management or highly compensated employees (a “Top Hat” plan) under Title I of the Employee Retirement Income Security Act of 1974, as amended. All benefits payable under this Plan shall be paid from the general assets of the Bank. Benefits payable under this Plan shall not be payable by the Retirement Fund or its assets or by the Thrift Plan or its assets.

This Plan is intended to comply with Internal Revenue Code Section 409A and should be interpreted and administered to comply with that Code section and all IRS guidance thereunder.

ARTICLE 1. DEFINITIONS

1.01
“Account” means the trust or other account established and maintained under Article IV hereunder to record the contributions made by the Member and the Bank, as well as the increase (or decrease) in value attributable to the investment of such contributions, all as described hereafter. A Member may also have a separate Account for the installment payment of his Article III benefits as further provided in Section 3.02(g) below. When used in Article V pertaining to Directors, “Account” means the Account established and maintained under Article V to record the contributions made by each Director as well as the increase (or decrease) in value attributable to the investment of such contributions.

1.02
“Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan. The Actuary may also provide actuarial services to the Retirement Fund.

1.03	“Bank” means the Federal Home Loan Bank of Des Moines.

1.04
“Base Salary” means the annual gross salary which is payable without regard to attainment of any corporate or individual performance goals and which is paid in regular installments through the Bank’s payroll system.

1.05	“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VII of the Plan to receive the benefit, if any, payable upon the death of a Member of the plan.

1.06	“Board of Directors” means the Board of Directors of the Bank.

1.07	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08
“Code Limitations” means the cap on compensation taken into account by a tax-qualified plan under Code Section 401(a)(17) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, or replaced by similar successor provisions of federal tax law.

1.09
“Committee” means the committee or other entity charged with the administration of the Plan. The committee shall consist of the Bank’s President/CEO, Chief Financial Officer, Chief Capital Markets Officer, Chief Business Officer, Chief Risk Officer and a Member of the Bank’s human resources staff. The Board of Directors may change the composition of the Committee or limit the scope of the Committee’s authority or name a different entity to administer the Plan.

1.10
“Deferral Agreement” means the written agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 4.03. When used in Article V, “Deferral Agreement” means the written agreement under which a Director elects to defer all (but not less than all) of his Director Fees in accordance with the provisions of Section 5.01.

1.11	“Director” means a sitting member of the Bank’s Board of Directors who is not an employee of the Bank.

1.12
“Director Fees” means the total amount of the fees paid by the Bank to a Director in a calendar year to compensate that Director for service on the Bank’s Board of Directors. Director Fees shall not include expense reimbursements, fringe benefits (whether taxable or non-taxable) or contributions to any welfare benefit plan.

1.13
“Disability” means that a Member (a) is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected either to result in the Member’s death or to last for a continuous period of at least twelve (12) months or (b) that a Member has received income replacement benefits for at least three months under an accident and health plan covering Bank employees, due to a medically determinable physical or mental impairment that can be expected to result in the Member’s death or to last for a continuous period of at least twelve (12) months.

1.14	“Effective Date” means July 1, 2014 for all purposes of this Fourth Amended and Restated Plan.

1.15	“Eligible Officer” means the President of the Bank and any Bank officer provided that such officer also has annual Base Salary in excess of the limit set out in Code Section 401(a)(17).

1.16
“Incentive Compensation” means bonuses, gain sharing and other incentive compensation payments which are dependent on the attainment of certain individual and/or corporate goals and which are typically paid in a single payment. All references to Members’ “Incentive Compensation” shall mean only payments made to Members pursuant to the Bank’s annual Incentive Compensation Plan and shall not mean payments made to Members pursuant to the Bank’s long-term incentive compensation plan.

1.17	“Member” means any person included in the membership of the Plan as provided in Article II.

1.18
“Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

1.19	“Plan” means the Federal Home Loan Bank of Des Moines Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.20
“Termination of Employment” means the complete cessation of a Member’s services to the Bank which both the Bank and the Member reasonably anticipate to be permanent. A Member’s rehiring (on either an interim or a permanent basis) shall not indicate that the Member’s Termination of Employment was not anticipated to be permanent if facts and circumstances indicate that the Member’s rehiring was not anticipated at the time of his termination.

1.21	“Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

ARTICLE II. MEMBERSHIP

2.01
Provided that such person was first hired by the Bank as an Executive Vice President or higher office before January 1, 2011, each Eligible Officer of the Bank shall become a Member of the Plan for purposes of Article III on July 1, 2014. Once an Eligible Officer becomes a Member of this Plan for purposes of Article III, he shall continue as a Member for Article III purposes until such time as his Article III benefits, if any, have been fully paid. Those Members who are Members of the Plan on the Effective Date shall continue as Members of the Plan. If an Eligible Officer is not a participant in the Retirement Fund, he shall not be eligible for any Article III benefits under this Plan. Those Members who are Article III Members of the Plan on the Effective Date shall continue as Article III Members of the Plan, and nothing in this section shall affect their Article III membership and benefits.

2.02
Each Eligible Officer of the Bank who is not currently participating in the Plan shall become a Member of the Plan for purposes of Article IV on July 1, 2014. Future Eligible Officers shall participate in the Plan on the later of (a) the date of appointment to an officer position or (b) the first day of the year for which the Eligible Officer’s Base Salary is expected to exceed the amount set forth in Code Section 401(a)(17). For purposes of this Article IV, the December 31 immediately following the date described in clause (a) or (b) of this section shall be the last day of ‘Year 1.” Once an Eligible Officer becomes a Member of this Plan for purposes of Article IV, he shall continue as a Member for Article IV purposes (whether or not he continues to make deferrals pursuant to Article IV) until the date on which his Article IV benefits, if any, have been fully paid. Those Members who are Article IV Members of the Plan on the Effective Date shall continue as Article IV Members of the Plan, and nothing in this section shall affect their Article IV membership and benefits.

2.03
Each Director of the Bank shall become a Member of the Plan for purposes of Article V on the date he elects to defer his Director Fees after having been elected to the Board of Directors. Once a Director becomes a Member of this Plan for purposes of Article V, he shall continue as a Member for Article V purposes until the date on which his Article V benefits have been fully paid. Directors who currently have Reserve Accounts in the Bank’s Directors Deferred Compensation Plan shall become Members in this Plan (whether or not still serving as Directors) on the earlier of (a) the Effective Date or (b) the date on which the Bank transfers their Reserve Account balances from the Directors Deferred Compensation Plan to this Plan. Notwithstanding the foregoing, Director shall not be eligible to defer Director fees into this Plan at any time on or after January 1, 2012.

2.04
A benefit under Article III of the Plan shall be payable only upon the Member’s disability, death, or other Termination of Employment with the Bank. Benefits under Article IV and Article V shall be payable at the time chosen by the Member (even if the Member is still serving as an Eligible Officer or a Director of the Bank) or as provided in subsections 4.03(f) or 5.05 below.

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS

3.01	The amount, if any of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b) as determined by the Actuary, where:

(a)
is the annual pension benefit (as calculated by the Retirement Fund or the Actuary on the basis of the Regular Form of payment as defined by the Retirement Fund) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered

(i)	by ignoring the Code Limitations of Sections 401(a)(17) and 415 for each year of the Member’s participation in this Plan;

(ii)
by defining “Base Salary” or “Salary” for each year of the Member’s participation in this Plan to include both the Member’s Base Salary and the Member’s Incentive Compensation (without reducing either for any deferrals made pursuant to this plan or the Thrift Plan and without increasing either by counting any portion of the Member’s Base Salary or Incentive Compensation more than once);

(b)	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment) that is payable to or on account of the Member under the Retirement Fund.

For purposes of this Section 3.01, “annual pension benefit” includes any applicable “Active Service Death Benefit”, “Retirement Adjustment Payment”, and “Post Retirement Increment” if the Bank provides such benefits for its employees at the time the Member’s pension benefit first becomes payable. See Section 3.06 below for limitations on Members’ eligibility for Article III Plan benefits.

Although the formulation described above shall govern the computation of Article III benefits in most cases, the Board of Directors may deviate from such formulation in order to increase or decrease a Member’s Article III benefits. If the Board of Directors approves a deviation which decreases a Member’s Article III benefits, such deviation shall only apply prospectively. If the Board of Directors approves a deviation which increases a Member’s Article III benefits, the Board shall decide whether such deviation shall operate retroactively or prospectively and whether there are any preconditions to the implementation of such deviation.

3.02
(a)    The Member’s Article III pension benefit shall be calculated pursuant to Section 3.01 above at the time the Plan commences payment of the Member’s Article III benefits. In determining the amount payable by the Retirement Fund pursuant to subparagraph 3.01(b), the Actuary shall use the following assumptions if payment of the Member’s Article III pension benefits and payment of the Member’s Retirement Fund benefits do not begin at the same time.

(i)
If the Member’s Article III pension benefits begin before the Member’s Retirement Fund benefits begin, the Actuary shall calculate the amount payable by using the Early Reduction Factor appropriate to the Member’s age at the time the Article III benefits begin and by further adjusting the benefit for any optional form of payment chosen by the Member.

(ii)
If the Member’s Article III pension benefits begin after the Member’s Retirement Fund benefits begin, the Actuary shall calculate the amount payable by the Retirement Fund as follows: First, the Actuary shall calculate the Member’s annual pension benefit under the Retirement Fund using the date on which the Member’s Retirement Fund benefits actually commenced and using the Regular Form of payment; then the Actuary shall bring that benefit to age 65 by dividing the monthly benefit amount thus obtained by the Early Reduction Factor appropriate to the Member’s age at the time he began receiving payments from the Retirement Fund. Then if the Member does not take his Article III pension benefits in the Regular Form, the Actuary shall determine the equivalent actuarial value of other forms of payment using the Early Reduction Factor appropriate to the Member’s age at the time his Article III pension benefits begin. In calculating the value of a lump sum payment, the Actuary shall use the Retirement Fund’s rules for determining lump sum payments as such rules exist on the date of the lump sum payment calculation under this Plan and as such rules would then be applied to someone who has attained the same age the Member has attained on the date his Article III benefits begin.

(b)
The Member’s Article III benefits may be paid in any of the optional forms offered by the Retirement Fund or in any other form acceptable to the Committee. The form of benefit chosen shall provide benefits of equivalent actuarial value to the benefits calculated using the Regular Form pursuant to Section 3.01 above. Equivalent actuarial value shall be determined by the Actuary using the actuarial factors and assumptions used by the Retirement Fund in calculating the Member’s payments under the Retirement Fund’s optional forms of benefit and those set out in Section 3.02(a) above. If the Actuary cannot calculate the actuarial equivalence of a proposed form of benefit, that form shall not be an acceptable form for payment of the Member’s benefit.

(c)
Each new Member shall elect the form for payment of his Article III benefits within thirty days of the date on which he first becomes an Eligible Officer. Members who were Members for Article III purposes on the Effective Date were given the opportunity to elect a payment date and form of payment under previous versions of the Plan. If a Member made such an election, that election will govern the date and form of payment of that Member’s Article III pension benefits unless it is changed pursuant to paragraph (e) below.

If a Member (who was a Member for Article III purposes on the Effective date) did not make such an election, the Member’s Article III pension benefits will be paid in a single lump sum payment on the later of (i) the March 15 following the calendar year containing such Member’s Termination of Employment or (ii) the March 15 following the calendar year containing the Member’s 55th birthday. Notwithstanding the foregoing, such Member may elect to postpone receipt of his Article III benefits until a date on or after the later of (i) the March 15 following the calendar year containing the fifth anniversary of such Member’s Termination of Employment or (ii) the March 15 following the calendar year containing the Member’s 60th birthday. Such election must be made before the Member attains the age of 54. If the Member’s employment with the Bank terminates for any reason within 12 months of the making of this election, the election shall be disregarded, and payment of the Member’s Article III benefits will be made on the March 15 following the calendar year in which the Member’s termination occurs (or the March 15 following the calendar year containing the Member’s 55th birthday if later).

(d)
The election referred to in subparagraph (c) above shall set out (i) the starting date for payment of the Member’s Article III benefits, (ii)  the form in which the benefits are to be paid and (iii) if applicable, the frequency and/or duration of the benefit payments. The starting date may be defined with reference to the Member’s Termination of Employment or the Member’s attainment of a certain age. The starting date may not be defined with reference to any event whose timing is uncertain other than the Member’s death, Disability or Termination of Employment. Except as provided in Section 3.03 below (dealing with Disability) and Section 3.04 below (dealing with a Member’s death), benefit payments may not begin prior to the later of (i) the Member’s Termination of Employment or (ii) the Member’s 55th birthday, and benefit payments must begin by the later of (i) the Member’s Termination of Employment or (ii) the Member’s 70th birthday. Periodic non-annuitized benefit payments shall not be made on any schedule other than monthly, quarterly or annual payments, and they shall not extend beyond the Member’s anticipated life expectancy (or if applicable the joint life expectancy of the Member and the Member’s contingent annuitant under the Retirement Fund). Once a Member’s benefit payments begin, they shall continue as originally elected, even if the Member should return to interim or permanent employment with the Bank.

(e)
Subject to the provisions of this paragraph, a Member’s Article III benefit payment election may be changed at any time, and the election in effect at the time of the Member’s separation from service shall govern the payment of the Member’s Article III benefits. Notwithstanding the foregoing, a Member’s benefit payments shall not commence within twelve months of any change to the Member’s election unless the commencement of the Member’s benefit payments is due to the Member’s death or Disability. Nor may a Member change an election within twelve months of the Member’s then-effective distribution commencement date. Any election change which extends the time for commencement of a Member’s benefit payments must extend the Member’s benefit commencement date for at least five years, measured from the earliest benefit commencement date in the election being superseded to the earliest benefit commencement date in the new election. Thus, a Member who had elected to commence benefit payments at age 65 could revoke that election and instead elect to commence benefits at age 70 but not at any earlier age. Finally, no election change can accelerate a Member’s receipt of his benefits. For purposes of this subparagraph, a series of installment payments shall be considered one payment commencing on the date of the first installment.

(f)
If the Actuary is unable to calculate the Member’s benefit payments or if the Member has not made an election, or if the Member’s election is ineffective for any reason, then the Member shall receive his entire Article III pension benefit in a single lump sum payment made on the later of (i) the March 15 following the calendar year containing the Member’s Termination of Employment or (ii) the March 15 following the calendar year containing the Member’s 55th birthday. If the calculation of the Member’s benefit payment depends upon the life expectancy of a contingent annuitant, the Member may name a new contingent annuitant at any time before benefit payments begin. The Member may also change from one life annuity form to another life annuity form as long as (i) payments of the Member’s benefits have not yet started, (ii) the annuity forms are actuarially equivalent, and (iii) the change does not cause a change in the starting date of the Member’s annuity payments.

(g)
If a Member elects an installment payment of his Article III benefits, the installment payments shall be calculated as follows. First, the Committee shall direct the Actuary to calculate the Member’s lump sum payment amount pursuant to Sections 3.02(a) and 3.02(b) above. Then the Plan shall deposit the lump sum amount thus calculated into a separate Article III Account for the Member. Such account shall be administered pursuant to Section 6.03 below. The Plan shall then calculate and make the first Article III installment payment by dividing the Member’s lump sum amount by the number of monthly, quarterly or annual installment payments elected by the Member. At the first month (for a Member electing monthly installment payments), third month (for a Member electing quarterly installment payments), or one year (for a Member electing annual payments) anniversary of that first payment, the Plan shall revalue the Account (as further set out in Section 604(a) below) and then calculate and make the second installment payment by dividing the amount then comprising the Member’s Article III Account by the number of installment payments then remaining. This process shall continue until all installments have been paid or until the Member’s earlier death or Disability when payment shall be made pursuant to Section 3.03 or 3.04 below as appropriate.

3.03
If a Member suffers a Disability prior to the time his Article III pension benefits become payable or during the installment payout of the Member’s Article III benefits, the Member shall receive his entire Article III pension benefit (or the entire amount then comprising the Member’s Article III account as further set out in Section 3.02(g) above) in a single lump sum payment made on March 15 of the year following the calendar year in which the Member suffers the Disability. The provisions of this section shall override any election by the Member or any contrary provision contained in this Article.

3.04
If a Member dies after having elected an annuity form for payment of his plan benefits, the only death benefit payable in respect of said Member shall be the amount, if any, payable under the form of payment which the Member elected. If a Member dies prior to electing a form for payment of his benefits, (or prior to receipt of a lump sum benefit elected pursuant to Section 3.02 above) the Member’s Beneficiary shall receive a death benefit equal to the greatest of (a) the lump sum benefit which would have been payable had the Member so elected, (b) the excess of (i) the Active Service Death Benefit which would be payable under the Retirement Fund if the Retirement fund were administered as provided in subsection 3.01(a)(i) and 3.01(a)(ii) above over (ii) the Active Service Death Benefit payable under the Retirement Fund or (c) the excess of (i) the lump sum Retirement Death Benefit which would be payable under the Retirement Fund if the deceased Member was eligible for such benefit and if the Retirement fund were administered as provided in subsections 3.01(a)(i) and 3.01(a)(ii) above over (ii) the lump sum Retirement Death Benefit payable under the Retirement Fund. Such payment shall be made on March 15 of the year following the year of the Member’s death. If a Member dies after having elected an installment payment of his Article III benefits, the Bank shall pay out the entire amount then comprising the Member’s Article III account (as further provided in Section 3.02(g) above) in a lump sum payment on March 15 of the year following the year of the Member’s death.

3.05
Notwithstanding any other provision of this Plan, if, on the date payment under the Plan would otherwise commence, the form of payment selected by the Member is the actuarial equivalent of a lump sum payment less than or equal to the amount then in effect under Code Section 402(g)(1)(B), the Plan shall pay the Member’s entire benefit in the form of a lump sum on the date on which the Member’s payment is scheduled to commence.

3.06
Notwithstanding any previous provision of this Article III, no Eligible Officer shall be entitled to benefits of any kind under this Article III if he has never participated or been eligible to participate in the Retirement Fund. Employees hired by the Bank on or after January 1, 2011 shall not be eligible to participate in the Retirement Fund.

ARTICLE IV. AMOUNT AND PAYMENT OF DEFERRED COMPENSATION BENEFITS

4.01
At the end of each calendar year (referred to herein as Year 1), each Member may elect to defer a percentage of his Base Salary for the next calendar year (referred to herein as Year 2) pursuant to the procedure set forth in Section 4.03 below. If a Member so elects, his Base Salary earned during Year 2 shall be reduced in accordance with his deferral election. The Bank shall effectuate the Member’s deferral ratably throughout Year 2 in accordance with its usual payroll practices. The Bank shall contribute the deferral amounts to the Participant’s Account where they shall remain until the Account is paid to the Member or his beneficiary as provided in this Article. Deferral elections made pursuant to this Section 4.01 shall be independent of, and shall be effectuated concurrently with, the Member’s elections, if any, under the Financial Institutions Thrift Plan. The making or not making of deferral elections under this Plan shall have no effect on the Member’s participation in the Financial Institutions Thrift Plan, and participation or non-participation in the Financial Institutions Thrift Plan shall have no effect on the Member’s participation in this Plan.

4.02
At the end of Year 1, each Member may elect to defer a percentage of his annual Incentive Compensation earned during Year 2 and payable during Year 3 pursuant to the procedure set forth in Section 4.03 below. If a Member so elects, his annual Incentive Compensation earned during Year 2 and payable during Year 3 shall be reduced in accordance with his deferral election. The percentage of annual Incentive Compensation deferred pursuant to this section need not be identical to the deferral percentage of Base Salary chosen by the Member pursuant to Section 4.01 above. The Member must make the annual Incentive Compensation deferral election on or before December 31 of Year 1 for annual Incentive Compensation earned during Year 2 and payable in Year 3. The Bank shall contribute the annual Incentive Compensation thus deferred to the Participant’s Account where it shall remain until the Account is paid to the Member or his beneficiary as provided in this Article.

4.03	A Member’s election under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:

(a)
The Plan shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of each year. All year-end Deferral Agreements shall provide for separate elections with respect to Base Salary deferrals under Section 4.01 and annual Incentive Compensation deferrals under Section 4.02. If a Member (or an Eligible Officer does not make a timely written deferral election with respect to either or both of Base Salary or annual Incentive Compensation, he shall be deemed to have elected to defer zero dollars ($0) and zero percent (0%). Except as provided in paragraph (b) below, a timely election must be made on or before the last day of the calendar year preceding the calendar year in which Base Pay or annual Incentive Compensation is earned. Annual Incentive Compensation is earned during the calendar year preceding the year in which it is paid.

(b)
Notwithstanding the above, if an Eligible Officer first becomes eligible to participate in this Plan in a month other than December, he shall be entitled to execute a mid-year Deferral Agreement within 30 days of the date he becomes eligible to participate. That mid-year Deferral Agreement shall apply only to Base Salary earned by the Member on or after the date such Deferral Agreement is submitted. If that mid-year agreement is submitted on or after July 1, it shall not affect or defer the Member’s annual Incentive Compensation earned during Year 1 (and paid during the following year). If that mid-year Deferral Agreement is submitted on or before June 30 (and if the Member has been continuously employed by the Bank since January 1 of the year in which the mid-year Deferral Agreement is submitted), it shall apply to annual Incentive Compensation earned during the year in which the mid-year agreement is submitted (and paid during the following year).

Notwithstanding the foregoing, if the Eligible Officer is a new employee of the Bank who has not yet performed any services for which annual Incentive Compensation may be payable, the Member may make a deferral election for both Base Salary and annual Incentive Compensation within 30 days of the date on which he becomes eligible to participate pursuant to Section 2.02 above. However, that election cannot defer any Base Salary or annual Incentive Compensation attributable to the portion of the calendar year beginning on the date on which the Member commenced employment with the Bank and ending on the date the Member submits his written deferral election.

(c)	An Eligible Officer’s elections in his Deferral Agreement shall be irrevocable as of the last day of the calendar year in which the Deferral Agreement is submitted to the Bank.

(d)
All deferral elections shall be expressed as whole percentages. No Member may elect to defer less than two percent of his Base Salary or annual Incentive Compensation, and no Member may elect to defer more than one hundred percent of his Base Salary or annual Incentive Compensation.

(e)
The Deferral Agreement shall also allow the Member to elect the form of payment for his Article IV benefits. The Member must elect the same payment form for Base Salary deferrals and annual Incentive Compensation deferrals. The Member’s election shall set out (i) the starting date for payment of the Member’s Article IV benefits, (ii) whether benefits are to be paid in a lump sum or in annual installments and (iii) the frequency or duration of any installment payments. The starting date may be defined with reference to the Member’s Termination of Employment with the Bank or the Member’s attainment of a certain age. The starting date may not be defined with reference to any event whose timing is uncertain other than the Member’s death, Disability or Termination of Employment. Benefit payments must commence by the later of the Member’s Termination of Employment or the Member’s attainment of age 70. If a Member fails to elect a form and time for payment of his Article IV benefit payments, he shall receive all of his Article IV benefits in a lump sum payment on the March 15 of the year following the year containing the Member’s Termination of Employment.

Any installment payments shall not extend over a period longer than ten years, and must be made annually. If the Member’s Account contains less than the amount in effect under Code Section 402(g)(1)(B) on the date of the Member’s Termination of Employment, then the Member’s payment election shall be disregarded, and the Member’s Article IV benefits shall be paid in a single lump sum payment on March 15 of the year following the year containing the Member’s Termination of Employment.

(f)
If a Member dies or suffers a Disability either prior to the time his Article IV benefits become payable or while his Article IV benefits are being paid in installments, the Member (or his Beneficiary) shall receive his entire Article IV Account in a single lump sum payment made on March 15 of the year following the year in which the Member dies or suffers the Disability. The provisions of this section shall override any election by the Member.

(g)
Members who were Members for Article IV purposes before the Effective Date were given the opportunity to elect a payment date and a form of payment under prior versions of this Plan. If a Member made such an election, that election will govern the date and form of payment of his Article IV benefits. If a Member (who was a Member for Article IV purposes before the Effective Date) did not make such an election, the Member’s Article IV benefits will be paid in a single lump sum payment on March 15 of the year following the year containing the Member’s Termination of Employment. Once a Member has elected a date and form for payment of his Article IV benefits, such election shall govern the payment of all Article IV deferrals made by the Member unless the election is changed by the Member in a subsequent Deferral Agreement. Any subsequent Deferral Agreement shall govern all of the Member’s Article IV benefits, and shall be subject to the requirements set out in the remainder of this subparagraph (g).

A subsequent Deferral Agreement can also change the automatic payment timing set out in this paragraph (lump sum payment on March 15 of the year following the year containing the Member’s Termination of Employment) for Members who have not made payment elections. However, such subsequent Deferral Agreement must extend the commencement of the Member’s benefit payments to a date on or after March 15 of the year following the year containing the fifth anniversary of the Member’s Termination of Employment. If a Member’s Termination of Employment occurs within twelve months of the subsequent Deferral Election described herein, the subsequent Deferral Election shall be disregarded, and the Member’s Article IV benefit payments shall commence on March 15 of the year following the year containing the Member’s Termination of Employment.

A Member’s Article IV benefit payments shall not commence within twelve months of any subsequent Deferral Agreement unless the Member dies or suffers a Disability. Nor may a Member execute a subsequent Deferral Agreement within twelve months of the Member’s then-effective distribution commencement date. In addition, any subsequent Deferral Agreement which extends the time for commencement of a Member’s Article IV benefit payments must extend the Member’s benefit commencement date for at least five years, measured from the benefit commencement date in the election being superseded to the benefit commencement date in the new election. Thus, a Member who had elected to commence Article IV benefit payments at age 65 could revoke that election and instead elect to commence Article IV benefits at age 70 but not at any earlier age. Finally, no election change can accelerate a Member’s receipt of his Article IV benefits. For purposes of this paragraph, a series of installment payments shall be considered one payment commencing on the date of the first installment.

4.04
For each elective contribution addition credited to a Member’s Account under Section 4.01, such Member shall also be credited with a matching contribution under this Plan in the percentage set forth in Section 4.05 below. For each Incentive Compensation contribution credited to a Member’s Account under Section 4.02, such Member shall also be credited with a matching contribution under this Plan in the percentage set forth in Section 4.05 below.

4.05
The Bank shall make a matching contribution equal to one hundred percent (100%) of the amount deferred by the Member, regardless of whether such deferrals are deferrals of Base Salary or deferrals of annual Incentive Compensation. Notwithstanding the foregoing, the Bank’s matching contribution shall not exceed six percent (6%) of the Member’s Base Salary (if the Member has deferred six percent or more of his Base Salary) and/or six percent (6%) of the Member’s annual Incentive Compensation (if the Member has deferred six percent or more of his annual Incentive Compensation).

4.06
The Plan shall maintain an Article IV Account for each Eligible Officer who is a Member by reason of amounts credited under Sections 4.01, 4.02, and 4.05. Such amounts shall be credited to the Member’s Account as soon as practical after the date that the deferred compensation would otherwise have been paid to the Member. Such Account shall be further administered as provided in Section 6.03 below.

4.07
If a Member has elected an installment payment of his Article IV Accounts, the installment payments shall be made as follows. On the date of the first installment payment, the Plan shall divide the Member’s Article IV Account by the number of annual installment payments elected by the Member. On each yearly anniversary of that first payment, the Plan shall determine the next installment payment amount by revaluing the Member’s Article IV Account as provided in Section 6.03 below and dividing the revalued Account by the number of installment payments then remaining. This process shall continue, subject to Section 4.03(f) above, until the Member’s entire Article IV Account has been paid out or until the Member’s death or Disability, if earlier, as provided in subsection 4.03(f). Once a Member’s installment benefit payments begin, they shall continue as originally elected, even if the Member should return to interim or permanent employment with the Bank.

4.08
Notwithstanding any other provision of this Plan, if, on the date the Member is scheduled to begin the installment payout of his Article IV Account), such Account is less than or equal to the amount then in effect under Code Section 402(g)(1)(B), the Plan shall pay the Member’s entire Article IV Account in a lump sum payment on that date.

ARTICLE V. DIRECTOR BENEFITS

5.01
At the end of each calendar year, each Director may elect to defer all (but not less than all) of his Director Fees for the next calendar year pursuant to the procedure set forth in Section 5.02 below. If a Director so elects, the Bank shall contribute his Director Fees to his Account under this Plan. Notwithstanding the foregoing, no deferrals shall be permitted for Director Fees earned on or after January 1, 2012.

5.02	A Director’s election under Section 5.01 shall be made in accordance with the following provisions:

(a)
The Plan shall provide each Director with a Deferral Agreement at least 30 days prior to the commencement of each year (provided that the Director will continue to serve as a Director for the following calendar year and provided that the following calendar year does not end later than December 31, 2011). Each Director shall execute and deliver the Deferral Agreement no later than the last business day of the year.

(b)
Notwithstanding the above, if a Director first becomes eligible to participate in this Plan in a month other than December, he shall be entitled to execute a mid-year Deferral Agreement within 30 days of the date he becomes a Director. That mid-year Deferral Agreement shall apply only to Director Fees earned after the date such Deferral Agreement is submitted.

(c)	A Director’s election shall be irrevocable for the calendar year for which the deferral is elected.

(d)
The Deferral Agreement shall also allow the Director to elect the form of payment for his Account. The Director’s election shall set out (i) the starting date for payment of his Account, (ii) whether benefits are to be paid in a lump sum or in annual installments and (iii) the duration of any installment payments. The starting date may be defined with reference to the Director’s cessation of service on the Bank’s Board of Directors or the Director’s attainment of a certain age. The starting date may not be defined with reference to any event whose timing is uncertain other than the Director’s death, Disability or cessation of Board of Directors Service. Benefit payments must commence by the time the Director attains the age of 70. Installment payments may only be made annually. They may not be made quarterly or monthly. Installment payments shall not extend over a period longer than ten years.

(e)
All Directors who were Directors before the Effective Date were previously given an opportunity to elect a payment date and a form of payment. If a Director made such an election, the Director’s election will govern the date and form of payment of his deferred compensation and his account under this Plan. If a Director (who was a Director before the Effective Date) did not make such an election, his benefits will be paid on March 15 of the year following the year in which his Director Service ends, unless the Director executes a subsequent Deferral Election pursuant to paragraph (f) below.

(f)
The election made by the Director pursuant to subparagraph (e) above or the election made by a new Director pursuant to subparagraph (b) above shall also apply to the Director’s subsequent deferrals unless the election is changed by the Director in a subsequent Deferral Agreement. Any subsequent Deferral Agreement shall comply with paragraph (g) below. If a Director has not made an election (so that his deferred compensation will be paid on March 15 of the year following the year in which his Director Service ends), he may extend the payment date in a subsequent Deferral Agreement. The new payment date must be on or after March 15 following the year containing the fifth anniversary of the cessation of his Director Service. If the Director’s Service ends within twelve months of his making his subsequent Deferral Election, his subsequent Deferral Election shall be disregarded and his deferred compensation shall be paid on March 15 of the year following cessation of his Director Service.

(g)
A Director’s benefit payments shall not commence within twelve months of his execution of a subsequent Deferral Election unless the commencement of the Director’s benefit payments is due to death or Disability. Nor may a Director execute a subsequent Deferral Election within twelve months of his then-effective distribution commencement date. In addition, any subsequent Deferral Election which extends the time for commencement of a Director’s benefit payments must extend the benefit commencement date for at least five years, measured from the benefit commencement date in the election being superseded to the benefit commencement date in the new election. Thus, a Director who had elected to commence benefit payments at age 65 could revoke that election and instead elect to commence benefits at age 70 but not at any earlier age. Finally, no subsequent Deferral Election can accelerate a Director’s receipt of his benefits. For purposes of this paragraph, a series of installment payment shall be considered a single payment made on the date of the first installment.

5.03
The Plan shall maintain an Account for each Director who is a Member by reason of amounts credited under Section 5.01 above. Such amounts shall be credited to the Director’s Account as soon as practical after the date that the deferred Directors Fees would otherwise have been paid to the Director. The Plan shall also maintain an Account for any Director whose deferred compensation has been transferred to this Plan from the Bank’s Director’s Deferred Compensation Plan. All such accounts shall be further administered as provided in Section 6.03 below.

5.04
If a Director has elected an installment payment of his Account, the installment payments shall be made as follows. On the date of the first installment payment, the Plan shall divide the Director’s Account by the number of annual installment payments elected by the Director. At the one year anniversary of that first payment, the Plan shall determine the next installment payment amount by revaluing the Member’s Account as provided in Section 6.03 and dividing the revalued Account by the number of installment payments then remaining. This process shall continue until the Director’s entire Account has been paid out or until the Director’s death or Disability, if earlier. Once installment payments have begun, they shall continue as scheduled, even if the Director is subsequently reelected to the Board.

5.05
If a Director dies or suffers a Disability prior to receiving the balance credited to his Account, the balance in his Account shall be paid in a lump sum payment on March 15 of the year following the year containing the Director’s date of death or the year in which the Director suffers the Disability.

5.06
If a Director’s Account contains less than the amount in effect under Code Section 402(g)(1)(B) on the date of the Director’s cessation of Board service, then the Director’s payment elections shall be disregarded, and the Director’s Article V benefits shall be paid in a single lump sum payment on March 15 of the year containing such cessation of Board service.

ARTICLE VI. SOURCE OF PAYMENT

6.01
All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a “Rabbi” or grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member. No benefit provided by the Plan shall in any circumstances be payable from the assets of the Retirement Fund or the Thrift Plan.

6.02
No Member shall have any right, title or interest whatsoever in or to any investments. which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

6.03
The Accounts established by the Plan to hold the Members’ Article IV deferrals and the Bank’s matching contributions or the Accounts established to hold Director deferrals pursuant to Article V above shall be held in trust and the trust shall have its situs within the United States. The trust shall at all times qualify as a “Rabbi Trust.” To that end it shall be a grantor trust, the net income from which shall be taxable to the Bank and the assets of which shall be available to the Bank and its creditors in the event of the Bank’s insolvency. The trust’s status as a grantor trust shall not be affected by changes in the Bank’s financial condition.

(a)    The Bank may establish a benchmark investment product or a benchmark financial index or a benchmark derived with reference to the Bank’s own financial reporting for purposes of crediting earnings to a Member’s Article IV or Article V Account. If the Bank does establish such a benchmark, it shall be used for purposes of determining earnings on Members’ Accounts. The Bank may establish a benchmark, change any benchmark or suspend use of any benchmark at any time.

(b)    At any time when there is no benchmark being used to credit earnings, each Member may direct the investment of his Article IV or Article V Account in and among various mutual funds or other investment vehicles chosen by the Rabbi Trust Trustee. The performance of the investment vehicles chosen by the Member will establish the rate of return on the Member’s Article IV or Article V Account.

(c)    Other than as set forth in the preceding subparagraphs, no Member shall be entitled to any guaranteed rate of return, nor shall any investment vehicle or index be deemed to be the measure of investment performance for any Member’s Article IV or Article V Account.

6.04
The Bank may also use the Rabbi Trust to fund its Article III obligations, in whole or in part, and such trust shall comply with the requirements of the initial paragraph of Section 6.03. However, no Member shall have any right to direct (or even monitor) the investment of the funds contributed to the Trust for such purpose. The Bank may direct the investment of all or part of such funds, or may rely upon the trustee to invest all or part of such funds. Except as provided in paragraph (a) below, the Bank shall have no obligation to set aside funds to help meet its Article III obligations.

(a)    In the event a Member elects to have his Article III benefits paid in installments, the Plan shall establish a separate Article III Account within the Rabbi Trust to hold such benefits during the installment period. The Trust and the Account shall comply with the requirements of the initial paragraph of Section 6.03 above. The Account shall be credited with earnings pursuant to subsections 6.03(a) and 6.03(b) above. Notwithstanding the foregoing, the Bank may establish different earnings benchmarks for Accounts held pursuant to this subsection. The Bank may also establish different earnings benchmarks for Accounts holding Article IV benefits than for Accounts holding Article V benefits. The same earnings benchmarks need not apply to funds held pursuant to Article IV, Article V and this subsection 6.04(a). Similarly, the Bank may institute an earnings benchmark for Article IV or Article V Accounts or for Accounts held pursuant to this subsection without instituting benchmarks for Accounts held under all three of those sections.

6.05
In the event the Member becomes unable to direct the investment of his Account as contemplated by subsection 6.03(b) above, such direction may be given by the Member’s spouse, conservator or attorney-in-fact. The Trustee may also invest the Member’s Account without any direction. The investment direction alternatives contemplated by this section shall begin when the Plan receives credible evidence of the Member’s inability to direct his Account and shall end when the Account is distributed to the Member (or Beneficiary) as provided in Sections 3.03, 3.04, 4.03(f) or 5.05 above.

ARTICLE VII. DESIGNATION OF BENEFICIARIES

7.01
For purposes of calculating the benefits payable under Article III of this Plan, the Member’s designated beneficiary shall be deemed to be the same individual or entity designated by the Member to receive benefits under the Retirement Fund in case of the Member’s death. The Member may change his designated beneficiary at any time before payment of his benefits begins. The Member shall not be required to obtain the consent of any family member or previously designated Beneficiary before designating a beneficiary for any Article III benefit.

7.02
For purposes of benefits payable under Article IV or Article V hereof, each Member may file a written designation of one or more individuals or entities as the Beneficiary, and such person or entity shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death. The Member may, from time to time, revoke or change his Beneficiary designation (without the consent of any prior Beneficiary or any other person) by filing a new designation. The last beneficiary designation received shall be controlling. However, no designation, or change or revocation of Beneficiary shall be effective unless actually received by an appropriate Plan representative prior to the Member’s death.

7.03
If no Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Plan, any beneficiary designation conflicts with applicable law or is unenforceable in any other way, the Member’s estate shall be deemed to be the Member’s Beneficiary and shall receive the amount, if any, payable under the Plan upon the Member’s death. If the Plan is in doubt as to the right of any person to receive such amount, the Plan may retain such amount, without liability for any interest thereon, until the rights thereto are determined. The Plan may also pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

7.04
This Plan shall be bound by any Qualified Domestic Relations Order accepted by the Retirement Fund, and shall be cognizant of such Order in calculating the Member’s Article III benefits under this Plan so that the Qualified Domestic Relations Order does not cause an increase in the benefits payable to the Member pursuant to Article III of this Plan. This Plan shall receive, analyze and be bound by domestic relations orders pertaining to Member’s Article IV or Article V benefits using rules similar to those set out in Code Section 414(p).

ARTICLE VIII. ADMINISTRATION OF THE PLAN

8.01
The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions and actions thereunder shall be binding and conclusive on all persons for all purposes.

8.02
The Committee shall arrange for the services of the Actuary, and if the Committee deems it advisable, it shall arrange for the services of legal counsel and certified public accountants (who may also be counsel or accountants for the Bank), and for other consultants, agents and clerical or other personnel whose services may be necessary for purposes of the Plan. The Committee may also utilize the services of agents and clerical or other personnel regularly employed by the Bank. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund for purposes of the Plan. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or its designee, at such intervals as shall be specified by the Board or such designee.

8.03	No Committee member shall be entitled to participate in any decision or action relating solely to his own membership or benefits under the Plan.

8.04
Each Committee member shall be reimbursed by the Bank for any reasonable expenses incurred in connection with his services to the Plan. No bond or other security shall be required of the Committee or any member thereof, unless required by applicable law.

8.05
All claims for benefits under the Plan shall be submitted in writing to the Committee. Written notice of the Committee’s decision on each such claim shall be furnished with reasonable promptness (and in any event within 90 days of the Committee’s receipt of the claim) to the Member or his Beneficiary, such individual or entity being referred to herein as the Claimant. Such notice shall provide (a) the specific reasons for denial of the claim, (b) specific references to the plan provisions on which the denial is based, (c) a description of any material necessary to perfect the claim and an explanation of the need for such material, and (d) appropriate information about submitting the claim to the Board of Directors for further review, including the Claimant’s right to appeal to the Board of Directors, the Claimant’s right to review pertinent documents and the Claimant’s right to make a written submission. The Claimant may request a review by the Board of Directors of any Committee decision denying all or part of a claim. Such request shall be made in writing and shall be filed with the Committee within 60 days of such denial. A request for review shall contain all additional information which the Claimant wishes the Board of Directors to consider and the Board of Directors shall not be obligated to undertake any review until it has received the Claimant’s completed request for review.

The Board may hold any hearing or conduct any independent investigation which it deems useful in rendering its decision. The decision on review shall be made within 60 days after receipt of the completed request for review unless an extension is necessary because of the difficulty of convening the entire Board of Directors. Written notice of the extension shall be given to the Claimant before the end of the initial 60-day period, and the extension shall not last for more than 60 additional days. Written notice of the decision on review shall be furnished to the Claimant.

8.06	All expenses incurred in the administration of the Plan shall be paid by the Bank.

ARTICLE IX. AMENDMENT AND TERMINATION

9.01
The Board of Directors may amend, suspend or terminate the Plan, in whole or in part, without the consent of the Committee or any Member, Beneficiary or other person. However, no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits which have accrued under the Plan prior to the date of such action unless such amendment is necessary to bring the Plan into compliance with Code Section 409A or other applicable law.

ARTICLE X. GENERAL PROVISIONS

10.01
The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and their beneficiaries, successors, and assigns. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan into which it may enter to effect any merger, consolidation, reorganization or transfer of assets. In case of such a merger, consolidation, reorganization or transfer of assets, the term “Bank” shall refer to the surviving or acquiring entity which shall assume the Bank’s obligations under the Plan, and the Plan shall continue in full force and effect with no diminution in accrued Plan benefits.

10.02
Neither the Plan nor any action taken thereunder shall be construed to give any Member the right to be retained in the employ of the Bank or affect the Bank’s right to terminate the employment of any Member or to remove any Member from an Eligible Officer position. Neither the Plan nor any action taken thereunder shall affect the Bank’s right to determine the Base Salary and annual Incentive Compensation, if any, of any Bank employee, including any Member of this Plan. Neither Article V of the Plan nor any action taken thereunder shall be construed to give any Director the right to be retained in office as a member of the Bank’s Board of Directors.

10.03	The Bank shall withhold or cause to be withheld all federal, state, or other taxes which the Bank is required to withhold from Plan payments.

10.04
No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of, other than as required by law. Any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

10.05
If the Committee should find that any person to whom any amount is due under the Plan is unable to care for his affairs because of illness or accident or legal incapacity, then any payment due to such person may be paid to such person’s spouse, child or other relative, or to an institution maintaining or having custody of such person, or to any other person whom the Committee determines to be appropriate to receive payment on behalf of such person. Any such payment shall be a complete discharge of the liability of the Plan and the Bank therefor, and the Committee shall have no obligation to inquire regarding the recipient’s application of such payment.

10.06
All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary, or other person to the Plan or the Committee shall be in such form as is prescribed from time to time by the Plan or the Committee and shall be mailed by first-class mail or sent by telefacsimile or email or hand-delivered to such location as shall be specified by the Plan or the Committee. Such documents shall not be deemed to have been given and delivered until the actual receipt thereof by a Committee Member or appropriate Plan Representative. All Members (and Beneficiaries of deceased Members) shall keep the Plan apprised of their current mailing addresses.

10.07
The benefits payable under the Plan shall be in addition to all other benefits provided for employees or Directors of the Bank, and Plan benefits shall not be deemed salary or other compensation for the purpose of computing benefits to which a Member may be entitled under any other plan or arrangement of the Bank.

10.08
No Committee member or Plan representative shall be personally liable on account of any instrument executed by him or on his behalf, or any action taken by him for any mistake of judgment made in good faith in connection with service to the Plan. The Bank shall indemnify and hold harmless each Committee member, Plan representative, employee, officer or director of the Bank, or the Retirement Fund to whom any duty, power, function or action in respect of the Plan may be delegated or assigned or from whom any information is requested for plan purposes against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless such liability arises out of such person’s fraud or bad faith.

10.09	As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

10.10
The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

10.11
The Plan shall be construed according to the laws of the State of Iowa unless such laws are superseded by applicable federal law. It is the Bank’s intent that the plan be classified as a non-qualified deferred compensation plan for income tax purposes so that no Member is obligated to include Plan benefits in taxable income prior to the Member’s actual receipt of such Plan benefits. It is also the Bank’s intent for this Plan document and the actual operation of the Plan to meet the requirements of Code Section 409A at all times from and after the Effective Date.

The Plan is also intended to qualify as a “Top Hat” Plan for purposes of the Employee Retirement Income Security Act. The Plan shall be construed and administered to effectuate such intentions.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF DES MOINES has caused this Fourth Amendment and Restatement of the Plan to be executed on __________________________.

FEDERAL HOME LOAN BANK OF DES MOINES

BY: _______________________________________
Chairman of the Board

DATE: ___ _________________________

Attest:

___________________________________________
Corporate Secretary

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